                                                                  Exhibit 10.23





                        This EMPLOYMENT AGREEMENT ("Agreement") is
                   made and entered into as of the 14th day of July, 1999, by and between JLC LEARNING CORPORATION, an Illinois corporation (the "Company"), and NANCY LOCKWOOD, an individual resident of the State of California (the "Executive").


          WHEREAS the Company wishes to employ Executive, and Executive wishes to accept such employment, on the following terms and conditions, effective as of the Closing Date (as defined in the Stock Purchase Agreement dated as of June 7, 1999, among Software Systems Corp., Sylvan Learning Systems, Inc., Pyramid Ventures, Inc., GE Capital Equity Investments, Inc., JLC Learning Corporation and EAC I Inc. (the "Stock Purchase Agreement"));

          WHEREAS immediately after the Closing (as defined in the Stock Purchase Agreement), the Company will be merged with and into EAC I Inc., a Delaware corporation, and the name of EAC I Inc. will be changed to "JLC Learning Corporation";

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

          SECTION 1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

          SECTION 2. TERM. The employment of Executive pursuant hereto shall commence on the Closing Date and shall remain in effect unless terminated by Executive upon 30 days prior written notice to the Company or by the Company upon 30 days prior written notice to Executive. The period of time between the Closing and the termination of this Agreement pursuant to its terms is herein referred to as the "Term".

          SECTION 3. DUTIES AND EXTENT OF SERVICE. Executive shall serve the Company as Senior Vice President, Product Development, or in such other position as may be mutually agreed upon by Executive and the Company and shall perform such services and duties for the Company as are customarily performed by an executive in Executive's position at a business such as the Company's business and as the Board of Directors of the Company (the "Board of Directors") may assign or delegate to her from time to time as provided in the By-laws of the Company. Executive shall devote her full business knowledge, skill, time and effort exclusively to the performance of her duties for the Company and the promotion of its interests. Executive's duties hereunder shall be performed within 30 miles of the Company's current principal place of business. Executive shall report to the Chief Executive Officer of the Company.

          SECTION 4. BASE SALARY. Executive shall be paid a base salary (the "Base Salary") at a rate of $190,000 per annum (the "Initial Salary") subject to annual review; PROVIDED, HOWEVER, that the Executive's Base Salary shall not be reduced below the Initial Salary.

          SECTION 5. BONUS. Executive shall receive an annual bonus ("Bonus") of up to 95% of Base Salary, based on the achievement of specific objectives to be established by the

Board of Directors on an annual basis in connection with the development of the Company's annual operating budget for earnings before interest, depreciation, taxes and amortization and after deductions for any annual bonus payments payable by the Company. The Bonus in respect of 1999 will be tied to the 1999 Business Plan as previously adopted by the Board of Directors with a guaranteed bonus of $18,000 (the "Guaranteed Bonus"). For achievement of 100%, 110%, 120% and 125% of budget, a Bonus of $90,000, $120,600, $149,400 and $180,000, respectively, will be paid to Executive. For subsequent years, it is expected that the Bonus will be tied to the Company's annual operating budget.

          SECTION 6. FRINGE BENEFITS. Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans (such as pension and profit sharing plans) as the Company shall maintain for the benefit of employees generally, on the terms and subject to the conditions set forth in such plans. Executive shall also be entitled to vacation time and sick leave in accordance with the Company's policies in existence and as applied to Executive immediately prior to the Closing.

          SECTION 7. EXPENSES. The Company shall reimburse Executive promptly for all reasonable expenses incurred by Executive in accordance with the Company's budget and policy in connection with her duties and responsibilities hereunder.

          SECTION 8. EQUITY INVESTMENT. If Executive purchases shares of Common Stock, par value $0.01 per share ("EAC II Common Stock") of EAC II Inc. from EAC III L.L.C., Executive will enter into a shareholder agreement containing customary terms and granting an irrevocable proxy to EAC III L.L.C. to vote her shares of EAC II Common Stock. If Executive so elects (and to the extent eligible), her purchase of Company Common Stock may be financed with a personal loan guaranteed by the Company on commercially reasonable terms. The Company shall make reasonable efforts to arrange and guarantee such loan.

          SECTION 9. STOCK OPTIONS. In the event of an initial public offering of the EAC I Common Stock, Executive shall participate in a stock option plan commensurate with industry standards and the nature of EAC I Inc.'s ownership and capital structure as of the closing of such offering.

          SECTION 10. NONSOLICITATION. (a) During the period beginning on the Closing Date and ending on the second anniversary of the date of termination of Executive's employment with the Company (the "Nonsolicitation Period") and to the fullest extent permitted under applicable law, Executive agrees that she shall not, directly or indirectly: solicit, recruit or hire any employees of or persons who have worked for the Company during the twelve-month period prior to termination of Executive's employment, or solicit or encourage any such employee of the Company to leave the employment of the Company.

          (b) If a judicial determination is made that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such Section shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Moreover, notwithstanding the fact that any provisions of this Section 10 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Executive's breach of such provision.

          (c) Executive agrees that the provisions of this Section 10 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

          SECTION 11. NONDISCLOSURE. The parties hereto agree that during the course of her employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company's Confidential Information (as defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company. Accordingly, Executive agrees to the nondisclosure covenants in this Section 11. Executive represents that her experience and capabilities are such that the provisions of Section 10 and this Section 11 will not prevent her from earning her livelihood. Executive agrees that she shall not (except as may be required by law), without the prior written consent of the Company during her employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED, HOWEVER, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in her possession relating to the business of the Company or any of its affiliates, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

          For purposes of this Agreement, "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.

          SECTION 12. SEVERANCE. If Executive's employment hereunder is terminated (1) upon a breach by the Company of this Agreement; (2) by the Company for any reason other than for "Good Cause" (as defined below), or (3) by the Company as a result of the occurrence of the death or total disability of Executive (total disability meaning the failure of Executive to perform her normal required services hereunder for a period of three consecutive months during the term hereof by reason of Executive's mental or physical disability, as determined by an independent physician reasonably satisfactory to Executive and the Company) the Company shall (i) pay to Executive as severance pay a lump sum cash payment in the amount of her Base Salary and (ii) provide Executive with an executive outplacement program in accordance with the policy of the Company at the time of such termination. Payment of such severance pay will be made within thirty (30) days of such termination. Executive shall have the option of receiving the severance pay specified in the preceding sentence in the form of salary continuation payments for a period of 12 months (the "Severance Period"). In the event that Executive elects to receive severance pay in the form of salary continuation payments, for a period of 12 months Executive shall continue to receive medical, dental, and vision coverage for the Severance Period subject to employee's payment of the costs of such benefits to the extent such benefits are paid for by active employees. For purposes of this Agreement, termination for a "Good Cause" shall exist upon the occurrence of any of the following: (i) Executive is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Executive has engaged in a fraudulent act to the damage or prejudice of the Company or any affiliate of the Company; (iii) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties to the Company; or (iv) Executive otherwise fails to comply in any material respect with the terms of this Agreement or deviates in any material respect from any reasonable written policies or reasonable directives of the Board of Directors and, within 30 days after written notice from the Company of such failure or deviation, Executive has not corrected such failure.

          SECTION 13. TERMINATION; SURVIVAL. This Agreement shall terminate upon the earlier of (x) the termination of the Stock Purchase Agreement pursuant to its terms; or (y) the termination of Executive's employment by the Company. Notwithstanding the foregoing, Sections 10, 11 and 14 and, if Executive's employment terminates in a manner giving rise to a payment under Section 12,
Section 12 shall survive the termination of this Agreement.

          SECTION 14. MISCELLANEOUS. (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and her executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns; PROVIDED, HOWEVER, that Executive shall not be entitled to assign or delegate any of her rights or obligations hereunder without the prior written consent of the Company.

          (b) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of California, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

          (c) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive's employment by the Company after the Closing Date, and, effective as of the Closing Date, supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive's employment by the Company. All prior agreements between the Company and Executive with respect to Executive's employment by the Company shall terminate and be without further force or effect as of the Closing. Except for claims or rights under such agreements with respect to Fixed Sales Bonus as described in the letter dated January 11, 1999, from Mr. David Veit to Executive or the JLC Learning Corporation Stock Appreciation Rights Plan (each as defined in the Stock Purchase Agreement), Executive hereby releases the Company from any claims or rights under such agreements, without any liability or other adverse consequence to the Company or Purchaser (as defined in the Stock Purchase Agreement).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                               JLC LEARNING CORPORATION,

                                               by /s/David M. Veit
                                                  -----------------------------
                                                  Name: David M. Veit
                                                  Title: Chief Executive Officer

                                                  /s/Nancy Lockwood
                                                  -----------------------------
                                                         Nancy Lockwood



EAC III L.L.C. hereby agrees to the
provisions of Section 8

EAC III L.L.C.,

by RIPPLEWOOD PARTNERS, L.P.,
   its Sole Member,

by RIPPLEWOOD HOLDINGS L.L.C.,
   its General Partner,

By: /s/Charles L. Laurey
    -----------------------------------
    Title:     Attorney-in-Fact
           ----------------------------